Exhibit 10.2

Execution Version

ADMINISTRATION AGREEMENT

     This Administration Agreement (“Agreement”) dated as of August 11, 2010 and effective as of the effective date of the Trusts’ initial Registration Statement (as hereinafter defined), by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each Trust set forth on Exhibit A, each organized as a Delaware statutory trust (each, a “Trust” and collectively, the “Trusts”).

     WHEREAS, each Trust is operated as a commodity pool under the Commodity Exchange Act, and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form S-1 or S-3, as applicable (each a “Registration Statement”) under the Securities Act of 1933, as amended, (“1933 Act”);

     WHEREAS, Factor Capital Management, LLC, serves as the managing owner and commodity pool operator of each Trust (the “Managing Owner”); and

     WHEREAS, each Trust desires to retain the Administrator to furnish certain administrative services, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

     Each Trust hereby appoints the Administrator to act as administrator to such Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

     In the event that the Managing Owner establishes one or more additional Trust(s) with respect to which such Trust desires to retain the Administrator to act as administrator hereunder, such Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Trust(s) shall become subject to the provisions of this Agreement to the same extent as the existing Trusts, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified in writing by the applicable Trust and the Administrator at the time of the addition of such Trust.

2.	DELIVERY OF DOCUMENTS

     Each Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	its Declaration of Trust and Trust Agreement, as may be amended from time to time (collectively, the “Charter Documents”);

b.

its currently effective Registration Statement under the 1933 Act and each Prospectus (including any disclosure document and statement of additional information) relating to such Trust(s) and all amendments and supplements thereto as in effect from time to time;

c.

certified copies of the resolutions of the Managing Owner, on its behalf, authorizing (1) it to enter into this Agreement and (2) certain individuals its behalf (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	copies of all Authorized Participant Agreements between the Trust, the Managing Owner and any authorized participant named therein, including all amendments thereto; and

e.

such other certificates, documents or opinions which the Administrator and the Managing Owner may deem necessary or appropriate for the proper performance of the Administrator’s duties hereunder provided that the Administrator shall have no liability in respect of any loss, damage or expense insofar as such loss, damage or expense arises from the non-delivery of a certificate, document or opinion deemed necessary by the Administrator that is deemed unnecessary by the Managing Owner.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to each Trust that:

a.	it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	it has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	no legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF EACH TRUST

Each Trust represents and warrants to the Administrator that:

a.	it is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	it has the requisite power and authority under applicable laws and by its Charter Documents and to enter into and perform this Agreement;

c.	all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	it has made all requisite filings, or is otherwise exempt from making filings, with the Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”);

e.

the Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. It also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which such Trust offers or sells its shares have been made;

f.	no legal or administrative proceedings have been instituted or threatened which would impair such Trust’s ability to perform its duties and obligations under this Agreement;

g.	its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trusts or any law or regulation applicable to it; and

h.	as of the close of business on the effective date of this Agreement, it is authorized to issue unlimited shares of beneficial interest subject to its effective Registration Statement.

5.	ADMINISTRATION SERVICES

     The Administrator shall provide the following services for each Trust, subject to the authorization and direction of the Managing Owner and, in each case where appropriate, the review and comment by the Trusts’ independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trusts and the Administrator:

Trust Administration Treasury Services

a.

Prepare for the review by designated officer(s) of the Managing Owner on behalf of each Trust, financial information regarding each Trust that will be included in each Trust’s quarterly and annual reports on Form 10-Q and 10-K, respectively, such reports to be prepared and filed by the Managing Owner or designee;

b.

Coordinate the audit of each Trust’s annual financial statements by each Trust’s independent accountants to be included in each Trust’s Form 10-K, including the preparation of supporting audit work papers and other schedules;

c.	Prepare for the review by designated officer(s) of the Managing Owner on behalf of each Trust, monthly Account Statements required pursuant to Rule 4.22(a) of the Commodity Exchange Act;

d.	Prepare such other reports, forms or filings as may be mutually agreed upon;

e.

Prepare for the review by designated officer(s) of the Managing Owner on behalf of each Trust, annual expense budgets, perform accrual analyses and recommend changes to expense accruals on a periodic basis, arrange for payment of each Trust’s expenses, review calculations of fees paid to each Trust’s Managing Owner, custodian, accounting agent, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

f.	Provide periodic testing of each Trust with respect to compliance with limitations for each Trust contained in the Registration Statement, as may be mutually agreed upon;

g.

Prepare and furnish total return performance information for each Trust, calculated in accordance with applicable U.S. securities and commodities laws and regulations, as may be reasonably requested by designated officer(s) of the Managing Owner on behalf of such Trust;

h.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

i.	Maintain certain separate and distinct books and records on behalf of each Trust as set forth in any CFTC acknowledgment signed by Administrator in effect during the term of this Agreement, and such other books and records as may be mutually agreed upon;

j.	Consult with the officer(s) of the Managing Owner on behalf of each Trust, and each Trust’s independent accountants, legal counsel, custodian, fund accountant, distributor and transfer agent; and

k.

Implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of each Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

l.

Reasonably cooperate with the Managing Owner with respect to all filings made by the Trust with the SEC, CFTC and any exchange on which each Trust’s Shares are listed as may be reasonably requested, from time to time.

     Without limiting the foregoing, it is agreed that all services with respect to federal, state and local income tax matters, including the preparation and filing of returns and reports, shall be provided by a third party retained by or on behalf of the Trusts and not by the Administrator.

     The Administrator shall perform such other services for a Trust that are mutually agreed to by the parties from time to time, for which such Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

     The Administrator shall provide the office facilities and the personnel determined by it and at its expense (subject to Section 6 below) to perform the services contemplated herein.

     The Administrator will adopt and maintain a business continuity plan with respect to its administration services.

     The Administrator may from time to time provide documentation setting forth the manner in which it expects to deliver the services contemplated by this Agreement, which may include expected deliverables from the Managing Owner or other parties which are necessary for the Administrator to perform such services. The parties agree that such document(s) (hereinafter referred to as “Profile Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not automatically be considered a breach of this Agreement. It is the intention of the parties that, in the event of a failure to perform in accordance with the provisions of a Profile Document, or any dispute relating to performance goals set forth in a Profile Document, the parties will seek to resolve such matter by meeting (telephonic, in-person or otherwise). If such meeting occurs, each party must negotiate in good faith to endeavor to: (i) implement changes which will enable the Profile Document provisions to be more regularly met; (ii) agree to alternative Profile Document provisions which meet the parties’ respective business requirements; or (iii) otherwise find a solution such that within a reasonable time after the consultation, the inability to meet the Profile Document provisions may be less likely to occur in the future.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

     The Administrator shall receive from each Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, each Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     Each Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for such Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on such Trust’s behalf at the Managing Owner’s request or with the Managing Owner’s consent.

     Each Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by each Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form 10-K, Form 10-Q, Form 8-K, Form 8-A, documents filed with the CFTC and NFA, proxy materials, federal and state tax qualification and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by a Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for a Trust; management fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to any meetings with respect to the Trusts or otherwise requested by the Managing Owner; the salary and expenses of any officer, director\trustee or employee of the Trust or the Managing Owner; costs of Preparation, printing, distribution and mailing, as applicable, of each Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of each Trust’s tax returns, Registration Statement, Form 10-K, Form 10-Q, Form 8-K, Form 8-A, documents filed with the CFTC and NFA, and all notices, registrations and amendments associated with applicable federal and state tax, securities and commodities laws; all applicable registration fees and filing fees required under federal and state securities and commodities laws; the cost of any insurance; and the cost of independent pricing services used in computing the Trusts’ net asset value.

     The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

     a. At any time, the Administrator may apply to any designated officer(s) of the Managing Owner on behalf of a Trust or his or her designee for instructions and may consult with its own legal counsel or outside counsel for each Trust or the independent accountants for a Trust at the expense of the applicable Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

     b. The Administrator shall not be liable, and shall be indemnified by each Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trusts insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for a Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for such Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period with respect to such Trust, as defined herein, for any liability or loss suffered by such Trust including, but not limited to, any liability relating to such Trust’s operation as a commodity pool or any liability relating to the Trust’s compliance with any federal or state tax, securities or commodities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2010 shall be the date of this Agreement through December 31, 2010, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2011 and terminating on December 31, 2011 shall be the date of this Agreement through December 31, 2010, calculated on an annualized basis.

     The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

     Each Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Trust or upon reasonable reliance on information or records given or made by a Trust or the Managing Owner, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

     The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

     The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

     The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Furthermore, and notwithstanding anything in this Section to the contrary, the Administrator may aggregate Trust data with similar data of other customers of the Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Trust data can be identified either directly or by inference or implication.

     The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

     Each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

     The Administrator agrees that all records which it maintains for a Trust shall at all times remain the property of such Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. Records may be surrendered in either written or machine-readable form at the option of the Administrator.

11.	SERVICES NOT EXCLUSIVE

     The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trusts from time to time, have no authority to act or represent the Trusts in any way or otherwise be deemed an agent of the Trusts.

12.	TERM, TERMINATION AND AMENDMENT

(a)

This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on ninety (90) days’ prior written notice. Termination of this Agreement with respect to any given Trust shall in no way affect the continued validity of this Agreement with respect to any other Trust.

(b)	Upon termination of this Agreement and pursuant to Section 6 hereof, each Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(c)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.	NOTICES

     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to a Trust: 1 Penn Plaza, 36th Floor, New York, NY 10119, Attn: Stuart Rosenthal, fax: (917) 522-9729; if to the Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Trust Administration Legal Department, fax: 617-662-3805.

14.	NON-ASSIGNABILITY

     This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.	SUCCESSORS

     This Agreement shall be binding on and shall inure to the benefit of the Trusts and the Administrator and their respective successors and permitted assigns.

16.	ENTIRE AGREEMENT

     This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.	WAIVER

     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.	SEVERABILITY

     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.	GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.	REPRODUCTION OF DOCUMENTS

     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.	COUNTERPARTS

     This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.	MISCELLANEOUS

     It is expressly acknowledged and agreed that the obligations of each Trust hereunder shall not be binding upon any shareholder, Trustee, officer, employee or agent of such Trust or the Managing Owner, personally. This Agreement has been duly authorized, executed and delivered by each Trust and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

     The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Trust shall be enforceable against the assets of that Trust only, and not against the assets of any other Trust, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to any other Trust shall be enforceable against the assets of that Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THE TRUSTS FactorShares S&P Anti-Equity Premium FactorShares S&P US Equity Anti-USD FactorShares S&P US Equity Premium FactorShares S&P Crude Oil Premium FactorShares S&P Gold Premium

By: Factor Capital Management, LLC, as the managing owner and commodity pool operator of each Trust

By: /s/ Stuart J. Rosenthal

Name: Stuart J. Rosenthal

Title: CEO

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael Rogers

Name: Michael Rogers

Title: Executive Vice President

ADMINISTRATION AGREEMENT

Exhibit A
Listing of Trusts

FactorShares S&P US Equity Premium
FactorShares S&P Anti-Equity Premium
FactorShares S&P US Equity Anti-USD
FactorShares S&P Crude Oil Premium
FactorShares S&P Gold Premium